Exhibit 99.1

Contact: Jim Mathias

E: ir@exelatech.com

W: investors.exelatech.com

T: +1 972-821-5808

CORRECTING and REPLACING Exela Technologies, Inc. Reports First Quarter 2018 Results; Pro forma Revenue growth of 8.7%; Net Loss of $24 million; Pro forma Adjusted EBITDA Growth of 10.9%; Increases 2018 Revenue and Adjusted EBITDA Guidance

In Consolidated Statements of Income, “Net Loss Per Share” for the three months ended March 31, 2018 and the three months ended March 31, 2017 should read: (0.16) and (0.24), respectively, instead of (1.64) and (2.45), respectively.

The corrected release reads:

First Quarter 2018 Highlights:

•                  Revenue of $393.2 million, representing pro forma year-over-year growth of 8.7%

•                  Net loss of $24.0 million, a year-over-year improvement from a pro forma net loss of $25.4 million

•                  Adjusted EBITDA of $69.6 million, representing pro forma year-over-year growth of 10.9%

•                  Adjusted EBITDA margin of 17.7%, representing pro forma year-over year improvement of 40 basis points

•                  Achieved $14.8 million of savings during the first quarter of 2018 and reiterate anticipated savings of $40 million to $45 million during 2018

•                  Operating Income of $14.7 million, flat on a year-over-year basis

•                  EBITDA of $56.1 million, an increase of 30% year-over-year

•                  Previously announced share buyback program remains in effect and as of the date of this release, total shares purchased equal 186,205

•                  Increases 2018 revenue and adjusted EBITDA guidance

Irving, TX— May 11, 2018 — Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), one of the largest global providers of platforms for Business Process Automation (“BPA”), announced today its financial results for the first quarter ended March 31, 2018.

“We are beginning to see the benefits provided through the successful execution of our strategy. I am pleased to report our first quarter results, highlighted by pro forma revenue growth of 8.7% and pro forma adjusted EBITDA growth of 10.9%. Based on our strong first quarter results, we are increasing our outlook for both revenue and adjusted EBITDA,” said Ronald Cogburn, Chief Executive Officer.

Cogburn continued, “The mission to extend Exela’s global leadership position in business process automation continues. We have significant white space opportunity to harvest, and we are expanding our customer engagements. For example, we are opening Exela innovation centers in key Exela markets. At these centers, we showcase our full suite of solutions and collaborate with our customers to solve problems and launch new services.  Early signs are positive, with over 24 pilot programs at work to share the breadth and depth of Exela solutions with our customers. We continue to invest in people and technology to further build upon increased customer awareness.”

Financial information contained in this press release is presented pro forma for the business combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. (“SourceHOV”) and Novitex Holdings, Inc. (“Novitex”), which closed on July 12, 2017. The primary pro forma adjustment is to include the results of Novitex for the period January 1, 2017 to July 12, 2017. For more information, please refer to the reconciliation of reported to pro forma financial results contained in the Schedules of this release.

First Quarter Ended March 31, 2018 Financial Highlights

(Note: all Q1 2017 numbers, unless otherwise stated, are presented on a pro forma basis.)

•                  Revenue: Revenue of $393.1 million, an increase of 8.7% from $361.9 million in the first quarter of 2017, and an increase of 1.8% from $386.3 million in the fourth quarter of 2017. Please refer to the pro forma revenue reconciliation contained in this press release for the first quarter of 2017. ITPS revenue was $311.9 million, an increase of 11.6% year-over-year, driven primarily by increased volumes and expansion of services within existing customers. HS revenue was in-line with expectations at $58.6 million, a slight decrease of 0.8%. LLPS revenue was in-line with expectations at $22.6 million, a decline of 3.4%.

•                  6 customers over $25 million in annual revenue and approximately 200 customers with more than $1 million annual revenue.

•                  Revenue per full-time employee increased sequentially to $69 thousand from $66 thousand.

•                  Total contract value won as of March 31, 2018, on a trailing-twelve-month basis, totaled $1.525 billion

•                  Renewal rate on strategic accounts greater than 95%.

•                  Net Loss for the first quarter of 2018 totaled $24.0 million, an improvement when compared to a pro forma net loss of $25.4 million in the first quarter of 2017.

•                  Adjusted EBITDA: Adjusted EBITDA was $69.6 million, an increase of 10.9% when compared to pro forma Adjusted EBITDA of $62.7 million in the first quarter of 2017. The increase in first quarter 2018 Adjusted EBITDA was primarily driven by revenue growth and the impact of the Company’s cost savings initiatives, partially offset by ramp-up costs associated with new ITPS client contracts, investments in the Company’s revenue growth initiatives, and higher public company costs.

•                  Adjusted EBITDA Margin: Adjusted EBITDA margin was 17.7%, representing an improvement of 40 basis points when compared to an Adjusted EBITDA margin of 17.3% in the first quarter of 2017. The improvement in Adjusted EBITDA margin was primarily driven by revenue growth and the impact of the Company’s cost savings initiatives, partially offset by ramp-up costs associated with new ITPS client contracts, investments in the Company’s revenue growth initiatives, and higher public company costs.

•                  Capital Expenditures: 2.2% of Q1 2018 revenue compared to 3.1% in Q1 2017.

•                  Share buyback: As of the date of this release, total shares repurchased under the Company’s share buyback program totaled 186,205. Company anticipates continuing to be opportunistic in purchasing of shares under the current buyback program; particularly given the Company’s view that shares are undervalued at current levels.

Balance Sheet and Liquidity

•                  Balance Sheet and Liquidity: At March 31, 2018, Exela’s total liquidity was $117 million, measured as $26.9 million of cash and cash equivalents, $10.4 million of restricted cash with no legal restriction, and $79.4 million of available revolving credit facility ($100 million of revolving credit facility less $20.6 million of letters of credit).  Total net debt was $1.368 billion (measured as total consolidated debt of $1.406 billion less cash balances not legally restricted of $37.3 million). During the first quarter, the Company made a cumulative $26.5 million investment in initiatives intended to drive growth including: business optimization expenses and working capital growth. Investments in the aforementioned growth initiatives resulted in a sequential decline in liquidity.

Outlook

2018

•                  Company increases 2018 guidance for revenue and adjusted EBITDA.

•                  Revenue range increased to $1.55 billion to $1.58 billion from $1.51 billion to $1.54 billion previously. Increased range drives pro forma growth of 6.5% to 8.5%, up from pro forma growth of 4% to 6% previously.

•                  Adjusted EBITDA range increased to $295 million to $310 million from $290 million to $310 million previously. Increased range drives pro forma year-over-year growth of 20% to 26%; and expansion of adjusted EBITDA margins in the range of 220 basis points to 320 basis points.

•                  Further Adjusted EBITDA guidance — in the range of $330 million to $355 million or a margin of 21% to 22%.

•                  Guidance includes delivering $40 million to $45 million in savings during 2018 with remaining to be achieved beyond 2018.

Long-term

•                  Revenue growth in the range of 3% to 4%

•                  Adjusted EBITDA margin guidance in the range of 22% to 23%

•                  Adjusted Free Cash Flow conversion in the range of 87% to 89%

Guidance is based on constant-currency.

Note on Outlook: The company has not forecasted net income/(loss) on a forward-looking basis due to the high variability and difficulty in predicting certain items that affect GAAP net income/(loss) including, income tax expense, stock-based compensation expense. Adjusted EBITDA should not be used to predict net income/(loss) as the difference between the two measures is variable.

The above outlook is based on first quarter 2018 results. Reconciliations are available in the attached tables.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its first quarter 2018 financial results today at 5:00 p.m. EDT.  To access this call, dial 800-860-2442 or +412-858-4600.  A replay of this conference call will be available through May 17, 2018 at 877-344-7529 or +412-317-0088 (international).  The replay passcode is 10119270.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.  Exela has also posted additional historical financial information regarding SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on a combined basis to its investor relations website, (http://investors.exelatech.com).

About Exela

Embracing complexity. Delivering simplicity.SM Exela is a global business process automation leader combining industry-specific and industry-agnostic enterprise software and solutions with decades of experience. Our BPA suite of solutions are deployed across banking, healthcare, insurance and other industries to support mission-critical environments. Exela is a leader in workflow automation, attended and unattended cognitive automation, digital mailrooms, print communications, and payment processing with deployments across the globe.

Exela partners with customers to improve user experience and quality through operational efficiency. Exela serves over 3,500 customers across more than 50 countries, through a secure, cloud-enabled global delivery model. We are 22,000 employees strong at nearly 1,100 onsite customer facilities and more than 150 delivery centers located throughout the Americas, Europe and Asia. Our customer list includes 60% of the Fortune® 100, along with many of the world’s largest retail chains, banks, law firms, healthcare insurance payers and providers and telecom companies. Find out more at www.exelatech.com

About Non-GAAP Financial Measures: This earnings release presents certain non-GAAP financial measures including EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, Further Adjusted Free Cash Flow, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Our board of directors and management use EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, and Further Adjusted Free Cash Flow to assess our financial performance, because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the business combination and other such capital markets based activities. Adjusted EBITDA and Further Adjusted EBITDA also seek to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the business combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  The Company does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable our non-GAAP measures. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules to this release. Optimization & restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the business combination completed on July 12, 2017. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation  Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our  industry, future events, the estimated or anticipated future results and benefits of the recently consummated transaction between Exela Technologies, Inc., SourceHOV Holdings, Inc., and  Novitex Holdings, Inc. (including the related transactions, the “Business Combination”), future opportunities for the combined company, and other statements that are not historical  facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Exela’s businesses, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Exela operates and general financial, economic, regulatory and political conditions affecting the industries in which Exela operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; failure to realize the anticipated benefits of the Business Combination, including as a result of a delay or difficulty in integrating the businesses of SourceHOV and Novitex or the inability to realize the expected amount and timing of cost savings and operating synergies of the Business Combination; and those factors discussed under the heading “Risk Factors” in Exela’s 10K dated March 16, 2018 filed with the Securities and Exchange Commission (“SEC”). In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this presentation.

Exela Technologies

Condensed Consolidated Balance Sheet (Unaudited)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,882	$39,000
Restricted cash	12,549	42,489
Accounts receivable, net of allowance for doubtful accounts of $4,077 and $3,725, respectively	238,680	229,704
Inventories, net	13,519	11,922
Prepaid expenses and other current assets	27,456	24,596
Current deferred tax asset	64	—
Total current assets	319,150	347,711
Property, plant and equipment, net	132,870	132,908
Goodwill	747,325	747,325
Intangible assets, net	438,929	464,984
Deferred income tax assets	9,171	9,019
Other noncurrent assets	18,490	12,891
Total assets	$1,665,935	$1,714,838
Liabilities and Stockholders’ Deficit
Liabilities
Current Liabilities
Accounts payable	$77,194	$81,263
Related party payables	14,172	14,445
Income tax payable	6,967	3,612
Accrued liabilities	31,805	49,383
Accrued compensation and benefits	49,738	46,925
Accrued Interest	23,795	55,102
Customer deposits	36,542	31,656
Deferred revenue	15,933	12,709
Obligation for claim payment	56,554	42,489
Current portion of capital lease obligations	14,785	15,611
Current portion of long-term debt	21,170	20,565
Total current liabilities	348,655	373,760
Long-term debt, net of current maturities	1,277,029	1,276,094
Capital lease obligations, net of current maturities	26,474	25,958
Pension liability	26,081	25,496
Deferred income tax liabilities	5,478	5,362
Long-term income tax liability	3,470	3,470
Other long-term liabilities	13,879	14,704
Total liabilities	1,701,066	1,724,844
Commitements and Contingencies (Note 9)
Stockholders’ deficit
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 152,565,218 shares issued and 152,515,918 outstanding at March 31, 2018 and 150,578,451 shares issued and 150,529,151 outstanding at December 31, 2017	15	15
Preferred stock, par value of $0.0001 per shares; 20,000,000 shares authorized; 4,569,233 shares issued and outstanding at March 31, 2018 and 6,194,233 shares issued and outstanding at December 31, 2017	1	1
Additional paid in capital	482,018	482,018
Less:common stock held in treasury, at cost; 49,300 shares at March 31, 2018 and 49,300 shares at December 31, 2017	(249)	(249)
Equity based compensation	35,044	34,085
Accumulated deficit	(540,041)	(514,628)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(462)	(194)
Unrealized pension actuarial losses, net of tax	(11,457)	(11,054)
Total accumulated other comprehensive loss	(11,919)	(11,248)
Total stockholders’ deficit	(35,131)	(10,006)
Total liabilities and stockholders’ deficit	$1,665,935	$1,714,838

Exela Technologies

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months ended March 31,
	2018	2017
Revenue	$393,167	$218,260
Cost of revenue (exclusive of depreciation and amortization)	293,792	143,708
Selling, general and administrative expenses	45,595	35,581
Depreciation and amortization	38,019	21,320
Related party expense	1,105	2,385
Operating income (loss)	14,656	15,266
Other expense (income), net:
Interest expense, net	38,017	26,219
Sundry expense (income), net	(64)	2,724
Other income, net	(3,328)	—
Net loss before income taxes	(19,969)	(13,677)
Income tax (expense) benefit	(4,025)	(2,004)
Net loss	(23,994)	(15,681)
Cumulative dividends for Series A Preferred Stock	(914)	—
Net loss attributable to common stockholders	$(24,908)	$(15,681)
Net loss per share - basic and diluted	(0.16)	(0.24)

Exela Technologies

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(23,994)	$(15,681)
Adjustments to reconcile net loss
Depreciation and amortization	38,019	21,320
Original issue discount and debt issuance cost amortization	2,595	3,474
Provision (recovery) for doubtful accounts	481	79
Deferred income tax benefit	835	627
Share-based compensation expense	959	310
Foreign currency remeasurement	(323)	687
Gain on sale of Meridian	—	(251)
Loss on sale of property, plant and equipment	253	272
Fair value adjustment for interest rate swap	(3,328)	—
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	(10,876)	(1,086)
Prepaid expenses and other assets	(5,567)	(3,720)
Accounts payable and accrued liabilities	(18,864)	1,928
Related party payables	(273)	(3,690)
Net cash provided by (used in) operating activities	(20,083)	4,269

Cash flows from investing activities
Purchases of property, plant and equipment	(5,957)	(2,045)
Additions to internally developed software	(1,092)	(2,528)
Additions to outsourcing contract costs	(1,596)	(3,989)
Proceeds from sale of Meridian	—	4,381
Proceeds from sale of property, plant, and equipment	2	—
Net cash used in investing activities	(8,643)	(4,181)

Cash flows from financing activities
Change in bank overdraft	—	(210)
Proceeds from financing obligations	1,863	3,008
Contribution from shareholders	—	20,538
Cash paid for equity issue costs	(7,500)	—
Borrowings from revolver and swing-line loan	25,000	38,500
Repayments from revolver and swing line loan	(25,000)	(38,500)
Principal payments on long-term obligations	(7,750)	(15,786)
Net cash provided by (used in) financing activities	(13,387)	7,550
Effect of exchange rates on cash	55	(44)
Net increase (decrease) in cash and cash equivalents	(42,058)	7,594
Cash and cash equivalents
Beginning of period	81,489	34,253
End of period	$39,431	$41,847

Supplemental cash flow data:
Income tax payments, net of refunds received	$1,053	$(12)
Interest paid	66,192	30,844
Noncash investing and financing activities:
Assets acquired through capital lease arrangements	4,432	68
Accrued capital expenditures	1,101	98

Exela Technologies

Schedule 1: Pro Forma First Quarter 2017 vs. First Quarter 2018 Financial Performance

($ in millions)	Q1 2018	Pro forma Q1 2017	% Change
Revenue
Information and Transaction Processing Solutions	$311.9	$279.4	11.6%
Healthcare Solutions	58.6	59.1	-0.8%
Legal and Loss Prevention Services	22.6	23.4	-3.4%
Total Revenue	$393.2	$361.9	8.7%

Cost of revenue (exclusive of depreciation and amortization)	293.8	261.9
Selling, general and administrative expenses (Including related party)	46.7	54.3
Depreciation and amortization	38.0	31.0
Impairment of goodwill and other intangible assets	0.0	0.0
Operating income (loss)	14.7	14.7

Interest expense, net	38.0	38.3
Loss / (Gain) on extinguishment of debt	0.0	0.0
Sundry expense (income) & Other income, net	(3.4)	2.7
Net loss before income taxes	(20.0)	(26.4)
Income tax expense / (benefit)	4.0	(1.0)
Net loss	(24.0)	(25.4)

Depreciation and amortization	38.0	31.0
Interest expense, net	38.0	38.3
Income tax expense / (benefit)	4.0	(1.0)
EBITDA	56.1	43.0
Transaction related costs	1.1	10.0
Optimization and restructuring expenses	14.5	5.9
Non-cash charges / (gains), oversight & management fees	(2.1)	3.8
Adjusted EBITDA	$69.6	$62.7	10.9%
	17.7%	17.3%

Exela Technologies

Schedule 2: Adjusted EBITDA Reconciliation — Pro Forma First Quarter 2017

	Q1 2017(1)
($ in millions)	As Reported	Novitex	Pro Forma
Net loss	$(15.7)	$(9.7)	$(25.4)
Taxes	2.0	(3.0)	(1.0)
Interest expense	26.2	12.1	38.3
Depreciation and amortization	21.3	9.7	31.0
EBITDA	$33.9	$9.1	$43.0
Optimization and restructuring expenses	4.3	1.5	5.9
Transaction related costs	5.1	4.9	10.0
Non-cash charges	0.1	—	0.1
New contract setup	—	1.1	1.1
Oversight and management Fees	2.1	0.5	2.6
Adjusted EBITDA	$45.5	$17.3	$62.7

(1)         Net loss for the period is presented on the basis of the previous debt structure at the respective standalone companies. As of July 12th, 2017 the existing debt structures at respective Exela entities have been replaced with a new capital structure consisting of $350 million Term Loan and $1.0 Billion Senior Secured Notes.

Exela Technologies

Schedule 3: Adjusted EBITDA Reconciliation — Fourth Quarter 2017 vs. First Quarter 2018

	As Reported
($ in millions)	Q1 2018	Q4 2017

Net loss	$(24.0)	$(58.7)
Taxes	4.0	(27.3)
Interest expense	38.0	36.7
Depreciation and amortization	38.0	28.1
EBITDA	$56.1	$(21.1)
Impairment of goodwill and other intangible assets	—	69.4
Optimization and restructuring expenses	14.5	11.0
Transaction related costs	1.1	2.4
Non-cash charges	1.3	2.3
(Gain) / loss on derivative instruments	(3.3)	(1.3)
Adjusted EBITDA	$69.6	$62.7

Exela Technologies

Schedule 4: SG&A (Including Related Party) — Pro Forma First Quarter 2017, Fourth Quarter 2017 and First Quarter 2018

	As Reported		Q1 2017
($ in millions)	Q1 2018	Q4 2017	Pro Forma	As Reported	Novitex

Selling, general and administrative expenses	45.6	48.3	51.6	35.6	16.0
Related party expense	1.1	1.7	2.7	2.4	0.3
Total	$46.7	$50.0	$54.3	$38.0	$16.3

Exela Technologies

Schedule 5: Pro Forma Reconciliation — First Quarter 2017

	Q1 2017(1)
($ in millions)	As Reported	Novitex	Pro Forma
Revenue	$218.3	$143.6	$361.9
Cost of revenue (exclusive of depreciation and amortization)	143.7	118.2	261.9
Selling, general and administrative expenses (Including related party)	38.0	16.3	54.3
Depreciation and amortization	21.3	9.7	31.0
Operating income (loss)	15.3	(0.6)	14.7

Interest expense, net	26.2	12.1	38.3
Sundry expense (income) & other income, net	2.7	—	2.7
Net loss before income taxes	(13.7)	(12.7)	(26.4)
Income tax (benefit) expense	2.0	(3.0)	(1.0)
Net loss	$(15.7)	$(9.7)	$(25.4)

(1)         Net loss for the period is presented on the basis of the previous debt structure at the respective standalone companies. As of July 12th, 2017 the existing debt structures at respective Exela entities have been replaced with a new capital structure consisting of $350 million Term Loan and $1.0 Billion Senior Secured Notes.

Exela Technologies

Schedule 6: Pro forma capital expenditures — First Quarter 2017

	Q1 2017
($ in millions)	Acquirer	Novitex	Pro Forma

Capital expenditures	8.6	2.5	11.1

Exela Technologies

Schedule 7: Further Adjusted EBITDA Calculation Pro Forma 2017

Pro Forma
($ in millions)	FY 2017
Net Loss	$(242.4)
Taxes	(67.2)
Interest expense	153.4
Depreciation and amortization	119.5
Impairment of goodwill and other intangible assets	69.4
(Gain) / loss on extinguishment of debt	53.0
Optimization and restructuring expenses	47.9
Transaction related costs	99.0
Non-cash charges	6.7
New contract setup	2.0
Oversight and management Fees	5.1
(Gain) / loss on derivative instruments	(1.3)
Gain / (loss) on currency exchange	2.4
Combined merger adjustments	99.2
Further Adjusted EBITDA	$346.8